UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

(Exact Name of Registrant as Specified in Charter)

Delaware	20-3340900
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

8235 Forsyth Blvd., Suite 400

St. Louis, Missouri 63105

(Address of Principal Executive Offices)

2017 Omnibus Incentive Plan

(Full Title of the Plan)

Jordan Federko

Secretary

8235 Forsyth Blvd., Suite 400

St. Louis, Missouri 63105

(314) 854-8352

(Name, address and telephone number of agent for service)

Copies to:

Leonard J. Essig

Lewis Rice LLC

600 Washington Avenue, Suite 2500

St. Louis, MO 63101

Tel: (314) 444-7651 Fax: (314) 612-7651

Indicate by check mark whether the registrant is a large accelerate filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer √
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, ($0.0001 par value)	4,374,167(3)	$14.92	$65,262,571.64	$8,125.19

(1)     This Registration Statement also covers an indeterminate amount of additional shares that may be offered and issued under the employee benefit plan above to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)      Pursuant to Rule 457(h) under the Securities Act of 1933, the amount set forth represents the average of the high and low bid and asked price for the Registrant's common stock on November 7, 2017, such being a date within five business days prior to the date of filing of this Registration Statement.

(3)     Pursuant to the terms of the employee benefit plan described herein, the number of shares which may be issued as a result of awards and/or exercise of stock grants, stock options or stock appreciation rights is limited to 10% of the Registrant’s shares of common stock outstanding from time to time. Currently, there are 43,741,670 shares outstanding. Therefore, the current limit is 4,374,167.

PART I – INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

*

The document(s) containing the information specified in this Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Information contained in the following documents of FutureFuel Corp. (the “Registrant”) filed with the Commission is incorporated herein by reference:

(a)     Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Commission on March 16, 2017 pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

(b)     Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, as filed with the Commission on May 9, 2017 pursuant to Section 13 or 15(d) of the Exchange Act;

(c)     Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, as filed with the Commission on August 9, 2017 pursuant to Section 13 or 15(d) of the Exchange Act;

(d)     Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, as filed with the Commission on November 9, 2017 pursuant to Section 13 or 15(d) of the Exchange Act;

(e)     Registrant’s Current Reports on Form 8-K filed as filed with the Commission on April 24, 2017, May 9, 2017, June 16, 2017, July 26, 2017, August 9, 2017, September 8, 2017 (as amended on November 9, 2017) and October 20, 2017;

(f)     All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2016; and

(g)      The description of Registrant’s common stock contained in Registrant’s Form 10 Registration Statement as filed with the Commission on April 24, 2007 pursuant to Section 12(b) of the Exchange Act, and including any amendment or report filed for purposes of updating such description.

All reports and other documents subsequently filed by Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded may not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

This item is inapplicable.

Item 5. Interests of Named Experts and Counsel

The legality of the issue of the shares of the Company’s common stock offered hereunder has been passed upon for the Company by Lewis Rice LLC, St. Louis, Missouri.

Item 6. Indemnification Of Directors And Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a derivative action), if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as Registrant, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of his or her fiduciary duties. Article Eleven of Registrant’s Fourth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) eliminates the liability of directors to the extent permitted by Section 102(b)(7).

Article Ten of the Certificate of Incorporation requires indemnification to the fullest extent permitted under Delaware law of any individual who was, is or is threatened to be made a party to a proceeding by reason of the fact that he or she: (i) is or was a director or officer of Registrant; or (ii) while a director or officer of Registrant is or was serving at the request of Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic person. Such right is a contract right and, as such, runs to the benefit of any director or officer who is elected and accepts the position of director or officer of Registrant or elects to continue to serve as a director or officer of Registrant while such Article Ten is in effect. Any repeal or amendment of such Article Ten may be prospective only and will not limit the rights of any such director or officer or the obligations of Registrant with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to such Article Ten. In the event of the death of any individual having a right of indemnification under the foregoing provisions, such right inures to the benefit of his or her heirs, executors, administrators and personal representatives. The rights conferred by such Article Ten are not exclusive of any other right which any person may have or thereafter acquire under any statute, bylaw, resolution of shareholders or directors, agreement or otherwise.

Item 7. Exemptions from Registration Claim

None.

Item 8. Exhibits

The following exhibits are submitted herewith or incorporated by reference herein (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

4.1	2017 Omnibus Incentive Plan (filed as Appendix A to Registrant’s Definitive Proxy Statement on Schedule 14A filed on July 26, 2017, and incorporated herein by reference)

5.1	Opinion of Lewis Rice LLC

23.1	Consent of Lewis Rice LLC (contained in the Opinion included as Exhibit 5.1)

23.2	Consent of RubinBrown LLP

24	Power of Attorney (contained on the signature page)

Item 9. Undertakings

(a)     Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on November 9, 2017.

FUTUREFUEL CORP.

By:/s/ Rose Sparks

Name: Rose Sparks

Title: Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Rose M. Sparks and Jordan Federko, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this registration statement on Form S-8 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul A. Novelly	Chairman and Chief Executive Officer	November 9, 2017
Paul A. Novelly	(principal executive officer)

/s/ Rose M. Sparks	Chief Financial Officer	November 9, 2017
Rose M. Sparks	(principal financial and accounting officer)

/s/ Paul G. Lorenzini	Director	November 9, 2017
Paul G. Lorenzini

/s/ Edwin A. Levy	Director	November 9, 2017
Edwin A. Levy

/s/ Donald C. Bedell	Director	November 9, 2017
Donald C. Bedell

/s/ Paul M. Manheim	Director	November 9, 2017
Paul M. Manheim

/s/ Dale E. Cole	Director	November 9, 2017
Dale E. Cole

/s/ Terrance C.Z. Egger	Director	November 9, 2017
Terrance C.Z. Egger

/s/ Jeffrey L. Schwartz	Director	November 9, 2017
Jeffrey L. Schwartz